Exhibit 10.20

August 31, 2004

Azin Parhizgar

Dear Azin:

Conor Medsystems, Inc. (the “Company” or “Conor”) is pleased to offer you employment on the following terms. As we have agreed, your start date will be September 9, 2004.

Position, Duties, Reporting Relationship and Work Location

You will be employed in the full-time position of Chief Operating Officer (“COO”), reporting to the Company’s Chief Executive Officer (“CEO”). You will be expected to perform such duties as are normally associated with this position and such duties as are assigned to you from time to time by the CEO. In the COO capacity, you will be responsible for management of Regulatory, Clinical, Quality, Manufacturing, Sales/Marketing, and Business Development functions. Your primary office location will be at the Company’s headquarters in Menlo Park, California, although, as we discussed, you will be permitted to work from your home office for some minority of your time so long as you are able to meet the requirements of your position and the Company’s needs, including regular in-person attendance at appropriate Company meetings.

Compensation and Benefits

Your initial annual base salary will be $235,000, less payroll deductions and withholding and payable twice monthly in accordance with Conor’s standard payroll practices. After each completed year of employment, you will be eligible for consideration of an annual bonus (which may consist of compensation and/or stock options) as determined in the sole discretion of the CEO and the Company’s Board of Directors (“Board”). In addition, the Company agrees to reimburse you for the cost to rent an apartment in San Francisco plus associated housing-related expenses, up to a maximum of $3,000 per month, prorated for any partial months of employment. The Company will also reimburse you the one-time cost of your security deposit to rent such an apartment, up to a maximum reimbursement amount of $5,000, provided that, you must repay the Company the full amount of this security deposit upon the earliest of the following: (a) you cease renting the apartment; or (b) your employment terminates. You will be eligible for the monthly housing expense reimbursement once you commence employment and inform the Company that you have leased such an apartment. The Company agrees to provide such reimbursement throughout the duration of your employment with the Company and upon a Change of Control of the Company (as defined in the Company’s Executive Officer Agreement (the “Officer Agreement”)), if any. In addition, in the event of a termination of your employment by the Company or as a result of a Change of Control, the Company will reimburse you for the rental or lease termination fee you are required to pay as a result of termination prior

Azin Parhizgar

August 31, 2004

to the end of the rental term, up to a maximum reimbursement amount equivalent to one (1) year of rental payments and provided that you diligently pursue either subletting the apartment or a short-term lease as an alternative to termination. To receive such reimbursements (including reimbursement of the security deposit and/or termination fee paid by you), you must submit satisfactory documentation of your costs and expenses, including receipts and/or cancelled checks as appropriate.

You will be entitled to the employee benefits that Conor customarily makes available to employees in positions comparable to yours pursuant to the terms, conditions and limitations of the benefit plans, including inclusion in the Conor group health insurance program. You will also be entitled to accrue 20 days of Paid Time Off per year, consistent with Conor’s leave policy. The Company may modify benefits from time to time in its discretion.

Stock Option Grants

Subject to the approval of the Board, under the Conor Medsystems, Inc. 1999 Stock Plan, as amended (the “Option Plan”), you will be granted an option to purchase 888,000 shares (which is equivalent to approximately 1.2% of the Company’s current capital stock on a fully diluted basis calculated post Series E) of the Company’s Common Stock (the “First Option”) at an exercise price per share equal to the fair market value per share on the date the First Option is granted as determined by the Board. To the greatest extent permitted by applicable law, the First Option will qualify as an incentive stock option grant. The First Option will be evidenced by the Company’s standard form of Stock Option Agreement, and will be governed by a four (4) year vesting schedule, under which one forty-eighth (1/48th) of the shares will vest each month beginning with the one month anniversary of your hire date, until either the First Option is fully vested or your employment ends, whichever occurs first. The First Option will be governed in all respects by the terms and conditions of the Option Plan, your Stock Option Agreement with the Company, and the Officer Agreement. Pursuant to its terms and conditions, the Officer Agreement provides for accelerated vesting of option shares in the event you are either terminated without Cause or Constructively Terminated, in either case within thirteen (13) months after a Change of Control of the Company (all as defined in the Officer Agreement). A copy of the Company’s template Officer Agreement is enclosed for your reference.

Subject to the approval of the Board, you will be granted a second option (the “Second Option”) at the same approximate time as the First Option, under the Option Plan to purchase 222,000 shares (which is equivalent to approximately .3% of the Company’s current capital stock on a fully diluted basis calculated post Series E) of the Company’s Common Stock at an exercise price per share equal to the fair market value per share on the date the Second Option is granted as determined by the Board. To the greatest extent permitted by applicable law, the Second Option will qualify as an incentive stock option grant. The Second Option will be evidenced by the Company’s standard form of Stock Option Agreement, and will be subject to a five-year vesting schedule, under which one hundred percent (100%) of the shares will vest on the fifth year anniversary of your hire date, contingent upon your continued employment with the Company through such fifth anniversary, provided that, the shares subject to the Second Option may vest

Azin Parhizgar

August 31, 2004

earlier, in three (3) separate and independent increments of 74,000 shares, effective upon the achievement, as determined by the Board in its sole discretion, of up to three of the following four (4) performance milestones, but contingent upon your continued employment with the Company through each accelerated vesting date:

•	Performance Milestone Number One: On or before March 31, 2005, Conor’s Costar product obtains Investigational Device Exemption (“IDE”) approval (conditional or final) from the Food and Drug Administration.

•	Performance Milestone Number Two: On or before March 31, 2005, Conor and Novartis enter into a fully executed definitive agreement pursuant to which Conor obtains an option to license at least one (1) drug.

•	Performance Milestone Number Three: On or before June 30, 2005, Conor’s Costar product obtains CE Mark approval to sell in the European market.

•	Performance Milestone Number Four: On or before June 30, 2006, the final Pre-Market Approval (“PMA”) module is filed with the Food and Drug Administration for Conor’s Costar product.

Please note that although we have provided four performance milestones above, you will only be able to vest the Second Option shares on an accelerated basis in up to three separate increments of 74,000 shares.

The Second Option will be governed in all respects by the terms and conditions of the Option Plan, your stock option agreement with the Company, and the Officer Agreement which provides for accelerated vesting of option shares in the event you are either terminated without Cause or Constructively Terminated, in either case within thirteen (13) months after a Change of Control of the Company (all as defined in the Officer Agreement).

Termination of Consulting Agreement

Effective as of your hire date as an employee, you and the Company agree that your consulting relationship and Consulting Agreement with the Company will terminate immediately, without regard to any notice periods otherwise required under the Consulting Agreement. Because your service as an employee qualifies you as a “Service Provider” under the Option Plan, the 51,000 share option grant provided to you in connection with your consulting relationship (the “Consultant Option”) will continue to vest (to the extent it is not fully vested) pursuant to its terms during your continued employment. Nonetheless, the Company acknowledges that, pursuant to its terms, the Consultant Option will be fully vested as of your planned hire date of October 1, 2004 provided that you continue as a Service Provider to the Company through that date. The exercise period for the Consultant Option shares will be extended during the period

Azin Parhizgar

August 31, 2004

that you remain an employee of the Company and continue to serve as a Service Provider (subject to the expiration date of the Consultant Option).

Company Policies and Confidential Information Agreement

As a Company employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook. In addition, as a condition of employment, you must sign, return, and comply with the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”).

Third Party Information

In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information of any former employer or other third party. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment by the Company. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property belonging to any former employer or other third party.

The Company acknowledges that during your employment you will remain engaged in the following identified outside activities, and authorizes you to remain engaged in such activities so long as all such activities are done on your own time and without the use of any Company property or materials, and provided such activities do not adversely affect your ability to perform your job or otherwise conflict with the Company: (1) you will provide administrative assistance to your spouse’s business activities; (2) you will provide consulting services to CVPath ARP/IRP, Maryland, CVPath/CRF, NY, and Duke University Clinical Research Institute nonprofit organizations; and (3) you will serve as an adjunct professor to Duke University, provided that you must notify the CEO and obtain his approval (which will not be unreasonably withheld) if any activities related to this professorship must be performed during the Company’s normal business hours.

In addition, while employed by the Company, you agree that you will provide written disclosure to the CEO of any other gainful employment, business, or activity you intend to undertake, and you will not, except with the prior written consent of the CEO, undertake or engage in any consulting, employment, occupation, board of director service, or business enterprise for any party other than the Company (other than those identified in the preceding paragraph), or engage in self-employment, with the exception of passive investments. Moreover, you agree that you will not accept work or enter into a contract or accept any obligation that would conflict with your duties to the Company. You hereby represent you are not a party to any agreement with

Azin Parhizgar

August 31, 2004

any third party (e.g., a former employer) that would conflict with or limit your ability to perform your duties to the Company.

Furthermore, during the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You also will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

At Will Employment

Employment at Conor is on an at-will basis, and employees have the right to terminate their employment at any time, with or without cause, and with or without advance notice. Additionally, the Company has the right to terminate your employment at any time, with or without cause, and with or without advance notice.

Proof Of Right To Work In U.S.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements. This offer of employment is conditioned on submission of such satisfactory documentation by you.

Miscellaneous

This letter and the written agreements referenced herein (with the exception of the Consulting Agreement), including the enclosed Officer Agreement, Option Agreement, and Confidentiality Agreement, form the complete and exclusive statement of your agreement with the Company concerning your employment relationship. It supersedes any other agreements, representations, or promises made by anyone, whether oral or written. The terms of this agreement cannot be modified or amended without a written agreement signed by you and the CEO, except for those changes expressly reserved to the Company’s or Board’s discretion in this letter. This agreement is governed by California law, without regard to conflicts of laws principles. For purposes of construing this agreement, any ambiguity shall not be construed against either party as the drafter. No waiver of any breach of this agreement, or rights hereunder, shall be effective unless in writing.

We hope that you and Conor will find mutual satisfaction with your employment. Azin, it is a pleasure to extend this offer to you and we look forward to having you join the Conor team. Kindly indicate your acceptance of our offer of employment under the terms set forth herein by signing and returning a copy of this letter and the Confidentiality Agreement to me; you may retain the second copy for your records. If you have any questions about this letter, do not hesitate to contact me.

Azin Parhizgar

August 31, 2004

Very truly yours,

/s/ Frank Litvack
Frank Litvack
Chief Executive Officer

UNDERSTOOD AND ACCEPTED:

/s/ Azin Parhizgar
Azin Parhizgar

August 22, 2004
Date